Exhibit 99.1

         ESI Announces Fiscal 2004 Fourth Quarter and Year-End Results

     PORTLAND, Ore.--(BUSINESS WIRE)--June 29, 2004--Electro Scientific Industries, Inc. (Nasdaq:ESIO), a leading provider of world-class production laser systems for micro-engineering applications, today announced results for its fiscal 2004 fourth quarter and fiscal year ended May 29, 2004.
     Fourth quarter sales were $81.8 million, up 39% compared to third quarter sales of $58.8 million and up 264% compared to prior year fourth quarter sales of $22.5 million. Operating income for the quarter was $16.8 million, compared with operating income of $4.4 million in the third quarter and an operating loss of $32.3 million in the fourth quarter a year ago. Net income for the quarter was $16.2 million, or $0.57 per basic share and $0.54 per diluted share, compared with net income of $10.0 million, or $0.36 per basic share and $0.34 per diluted share in the third quarter and a net loss of $20.8 million, or $0.75 per basic and diluted share in the fourth quarter a year ago.
     Included in the fourth quarter 2004 operating results was a $3.8 million charge relating to the settlement of the class action and derivative lawsuits, which remains subject to court approval. Included in the fourth quarter 2003 operating results was a $10.1 million impairment charge relating to certain long-term fixed assets.
     Net orders for the fourth quarter were $104.7 million, an increase of 71% compared with $61.2 million in the third quarter and an increase of 310% compared with $25.5 million in the fourth quarter of 2003. Backlog increased to $78.5 million at May 29, 2004 compared to $50.8 million at February 28, 2004. Deferred revenue decreased to $12.0 million at May 29, 2004 compared to $16.6 million at February 28, 2004.
     Fiscal year 2004 sales were $207.2 million, up 51% compared to fiscal year 2003 sales of $136.9 million. Operating income for the year was $2.6 million, compared with an operating loss of $81.9 million in the prior year. Net income for the year was $11.9 million, or $0.42 per basic and diluted share, compared with a net loss of $50.1 million, or $1.81 per basic and diluted share in the prior year.
     Net orders for fiscal year 2004 were $273.5 million, an increase of 106% compared with $133.0 million in fiscal year 2003.
     "We are very pleased with the company's performance during the fourth quarter," said Nick Konidaris, ESI's president and chief executive officer. "The business was strong, with orders growing at a 71% rate from the third quarter. Sequential order growth exceeded 50% in each of our three businesses, indicative of the continued strength of the current cycle. In addition to the sizeable order growth, both sequential shipments and sequential revenues grew 39%. Gross margins were 53%, driving operating income of 21%, including the $4 million legal settlement."
     Konidaris continued, "While orders were quite strong in each of our businesses, the overall order volume of $105 million included a benefit from the timing of DRAM and passive components customer orders during the quarter. This was the highest quarterly order rate in three and a half years."
     Mike Dodson, ESI's chief financial officer added, "Gross margins of 53% during the quarter were up from 40% in the third quarter. Margins benefited from high shipment levels and a favorable sales mix. In addition, gross margins benefited approximately 3% from the sale of inventory that had been previously reserved. Operating expenses were $27 million in the quarter, up $8 million from the third quarter. Excluding the $4 million settlement of the class action lawsuit, operating expenses were $23 million, up $4 million from the third quarter. The primary drivers of the increase were higher variable selling and administrative expenses related to the significant expansion in business levels as well as an increase in research and development expenses to fund the development of next-generation products."
     Dodson continued, "We recorded income tax expense of $1 million during the quarter, a rate of 4.4%. The low tax rate resulted primarily from resolution of various state and federal tax matters during the quarter and the benefit of research and foreign tax credits. Going forward, we believe the effective tax rate for fiscal 2005 will be approximately 29%."
     "Our balance sheet remains strong. Cash and investments were $333 million at the end of the quarter, up $38 million from the third quarter. The increase was due to tax refunds of $24 million, the sale of a building in Escondido, California for $7 million and the remainder of the increase is due to the strong operating performance. Operating cash flow was positive for both the fourth quarter and the full fiscal year," concluded Dodson.
     Konidaris added, "Given the very strong order volume in the fourth quarter, we continue to believe the business cycle is in an upturn. Due to the significant timing benefits we experienced in our order volume during the fourth quarter, we expect orders in the first quarter to be in the range of $75 million to $85 million. As we continue to ramp production to meet customer requirements, we expect both shipments and revenues to be in the $80 million to $90 million range. We expect gross margins to be approximately 50% in the first quarter. We also expect operating expenses to be approximately flat compared with the fourth quarter, excluding the class action settlement."
     The company will hold a conference call today at 5:00 p.m. Eastern Time. The session will include a review of the financial results, business outlook, and a question and answer period.
     The conference call can be accessed by calling 800-374-2470 (domestic participants) or 706-634-5108 (international participants). A live audio webcast can be accessed at www.esi.com. Upon completion of the call, an audio replay will be accessible through April 14 at 800-642-1687 (domestic participants) or 706-645-9291 (international participants), with conference ID number 6325191. The audio replay will also be available on the ESI website.

     Forward-Looking Statements

     This press release includes forward-looking statements concerning the markets we serve, orders, shipments, revenues, gross margins, expenses and tax rates. Actual results may differ materially from those in the forward-looking statements. Risks and uncertainties that may affect the forward-looking statements include: the relative strength and volatility of the electronics industry - which is dependent on many factors including component prices, global economic strength and political stability, and overall demand for electronic devices (such as capacitors, semiconductor memory devices and advanced electronic packages) used in wireless telecommunications equipment, computers and consumer and automotive electronics; the ability of the company to respond promptly to customer requirements; the ability of the company to develop, manufacture and successfully deliver new products and enhancements; the company's need to continue investing in research and development; and the company's ability to create and sustain intellectual property protection around its products.

     About ESI

     Electro Scientific Industries, Inc. (ESI) is a pioneer and leading supplier of world-class production laser systems that help its microelectronics customers achieve compelling yield and productivity gains. The company's industry-leading, application-specific products enhance electronic-device performance in three key sectors -- semiconductors, components and electronic interconnect. Founded in 1944, ESI is headquartered in Portland, Ore. More information is available at www.esi.com.


                 Electro Scientific Industries, Inc.

                           FY 2004 Results
                (In thousands, except per share data)
                             (Unaudited)


Operating Results:              Three Months Ended    Year Ended
                               --------------------------------------
                                May 29,  May 31,   May 29,   May 31,
                                 2004     2003      2004      2003
                               -------- --------- --------- ---------

Net sales                      $81,843  $ 22,478  $207,242  $136,885
Cost of sales                   38,192    21,724   119,762   117,858
                                -------  --------  --------  --------
Gross margin                    43,651       754    87,480    19,027
Operating expenses:
  Selling, service and
   administrative               15,833    15,740    57,241    63,001
  Research, engineering and
   development                   7,241     7,144    23,834    27,762
  Special charges - Settlement
   of class action and
   derivative lawsuit            3,800               3,800
  Special charges - Long lived
   asset impairment                       10,140              10,140
                               -------- --------- --------- ---------
  Total operating expenses      26,874    33,024    84,875   100,903
                                -------  --------  --------  --------
Operating income (loss)         16,777   (32,270)    2,605   (81,876)
Net interest income                322        86       383     2,175
Other income (expense)            (202)     (362)     (409)      480
                                -------  --------  --------  --------

Income (loss) before income
 taxes                          16,897   (32,546)    2,579   (79,221)
Provision (benefit) for
 income taxes                      742   (11,751)   (9,308)  (29,135)
                                -------  --------  --------  --------

  Net income (loss)            $16,155  $(20,795) $ 11,887  $(50,086)
                                =======  ========  ========  ========

Net income (loss) per share
 - basic                       $  0.57  $  (0.75) $   0.42  $  (1.81)
                                =======  ========  ========  ========

Net income (loss) per share
 - diluted                     $  0.54  $  (0.75) $   0.42  $  (1.81)
                                =======  ========  ========  ========

Certain amounts in prior periods have been reclassified to conform with current period presentation.



                 Electro Scientific Industries, Inc.

                     Analysis of FY 2004 Results
                        (Dollars in thousands)
                             (Unaudited)

                                Three Months Ended     Year Ended
                                ------------------ -------------------

                                 May 29,  May 31,   May 29,   May 31,
                                  2004     2003      2004      2003
                                -------- --------- --------- ---------
Sales detail:

 Electronic Interconnect
  Group                         $ 8,581   $ 5,681  $ 31,922  $ 24,949

 Semiconductor Products Group    54,077     7,373   125,018    64,266

 Passive Components Group        19,185     9,424    50,302    47,670
                                 -------   -------  --------  --------
 Total                          $81,843   $22,478  $207,242  $136,885
                                 =======   =======  ========  ========

Gross margin %                     53.3%      3.4%     42.2%     13.9%

Selling, service and
 administrative expense %          19.3%     70.0%     27.6%     46.0%

Research, engineering and
 development expense %              8.8%     31.8%     11.5%     20.3%

Operating income margin %          20.5%   -143.6%      1.3%    -59.8%

Effective tax rate %                4.4%     36.1%   -360.9%     36.8%

Average shares outstanding -
 basic                           28,131    27,835    27,983    27,745

Average shares outstanding -
 diluted                         32,203    27,835    27,983    27,745

End of period employees             623       649       623       649


Certain amounts in prior periods have been reclassified to conform with current period presentation.



                 Electro Scientific Industries, Inc.

                           FY 2004 Results
                        (Amounts in thousands)


Financial Position As Of:                          May 29,   May 31,
                                                     2004      2003
                                                  --------- ---------

Cash and investments                              $332,754  $308,252
Trade receivables                                   51,696    37,160
Income tax refund receivable                         7,466    27,795
Inventory                                           58,627    42,067
Shipped systems pending acceptance                   4,391     7,058
Deferred tax assets                                 33,726    19,982
Property and equipment, net                         33,531    36,592
Assets held for sale                                 2,391     6,451
Other assets                                        12,604    17,241
                                                   --------  --------
  Total assets                                    $537,186  $502,598
                                                   ========  ========

Current liabilities                               $ 55,629  $ 37,168
Deferred revenue                                    11,985    13,222
Long term debt                                     142,759   141,891
Shareholders' equity                               326,813   310,317
                                                   --------  --------
  Total liabilities and equity                    $537,186  $502,598
                                                   ========  ========

End of period shares outstanding                    28,175    27,843


Certain amounts in prior periods have been reclassified to conform with current period presentation.


                 Electro Scientific Industries, Inc.

                            FY2004 Results
                        (Amounts in thousands)


Consolidated Statements of Cash Flows:             Twelve Months Ended
                                                   -------------------

                                                    May 29,   May 31,
                                                     2004      2003
                                                   --------- ---------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                $ 11,887  $(50,086)
Adjustments to reconcile net income (loss)
 to cash provided by operating activities:
  Depreciation and amortization                      10,008    10,352
  Provision for doubtful accounts                        95     1,173
  (Gain) loss on disposal of property and
   equipment                                             (1)    1,069
  Impairment of long lived asset                          -    10,140
  Gain on debt extinguishment                             -      (218)
  Deferred income taxes                             (13,774)  (11,679)
  Tax benefit of stock options exercised                859       259
Changes in operating accounts:
  (Increase) decrease in trade receivables          (14,020)   20,858
  (Increase) decrease in inventories                (15,128)   24,601
  (Increase) decrease in shipped systems pending
   acceptance                                         2,667    (5,051)
  (Increase) decrease in income tax refund
   receivable                                        20,329    (6,978)
  Decrease in other current assets                       70     1,617
  Increase (decrease) in deferred revenue            (1,237)    7,914
  Increase in accounts payable and accrued
   liabilities                                       17,863     8,070
                                                    --------  --------
Net cash provided by operating activities            19,618    12,041
                                                    --------  --------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment            (4,859)   (9,270)
Proceeds from the sale of property, plant and
 equipment                                               23     1,183
Proceeds from the sale of assets held for sale        6,562         -
Change in investments, net                           22,583    (3,814)
Decrease in other assets                                234     2,516
                                                    --------  --------
Net cash provided by (used in) investing
 activities                                          24,543    (9,385)
                                                    --------  --------

CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of ESI-issued convertible notes                  -    (4,676)
Proceeds from exercise of stock options and
 stock plans                                          5,180     3,602
                                                    --------  --------
Net cash provided by (used in) financing
 activities                                           5,180    (1,074)
                                                    --------  --------

NET CHANGE IN CASH AND CASH EQUIVALENTS            $ 49,341  $  1,582

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD   $ 31,017  $ 29,435
                                                    --------  --------

CASH AND CASH EQUIVALENTS AT END OF PERIOD         $ 80,358  $ 31,017
                                                    ========  ========

Certain amounts in prior periods have been reclassified to conform with current period presentation.

     CONTACT: Electro Scientific Industries, Inc.
              Mike Dodson, 503-671-7028
              Craig Stoehr, 503-671-7061